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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                               CONTACT:  MICHAEL F. CZLONKA
                                                         CHIEF FINANCIAL OFFICER
                                                      TELEPHONE:  (312) 798-1200

Chicago, Illinois - December 16, 2002 -- LPA Holding Corp. and La Petite Academy, Inc. jointly announced today that Gary A. Graves has been promoted from Chief Operating Officer to Chief Executive Officer and President of both companies.

Graves joined the company in August 2002 as the Chief Operating Officer. Prior to joining La Petite, Graves was Chief Operating Officer of InterParking, Inc. From 1996 to 1998, he was Executive Vice President for Boston Market, Inc., and from 1989 to 1996, Graves held various positions in Operations for PepsiCo. He has a BS Chemical Engineering from the University of Michigan and a MBA from the University of Chicago.

Judith Rogala, who joined La Petite Academy in January 2000, resigned her position as President and Chief Executive Officer to pursue other business opportunities in her home state of California.

With headquarters in Chicago, Illinois, La Petite Academy is the nation's largest privately held early childhood education company with over 700 schools in 36 states and the District of Columbia. Under the La Petite Academy umbrella, the Montessori Unlimited preschool represents the largest chain of schools (32) offering the Montessori approach to learning.